Exhibit 99.1

LPL INVESTMENT HOLDINGS INC. ANNOUNCES

SECONDARY OFFERING BY PRINCIPAL STOCKHOLDERS

Boston, MA – April 30, 2012 – LPL Investment Holdings Inc. (NASDAQ: LPLA) (the “Company”), parent company of LPL Financial LLC (“LPL Financial”), today announced the commencement of a secondary offering of 14,500,000 shares of its common stock by investment funds associated with Hellman & Friedman LLC and TPG Capital, L.P. (the “Selling Stockholders”). The underwriters have a 30-day option to purchase up to an additional 1,450,000 shares from the Selling Stockholders. The Company itself is not selling any shares in this offering.

Morgan Stanley, BofA Merrill Lynch, Goldman, Sachs & Co. and J.P. Morgan Securities LLC are acting as joint book-running managers for the offering.

The shares will be offered pursuant to an effective shelf registration statement on Form S-3 previously filed with the Securities and Exchange Commission. The Company has also filed with the Securities and Exchange Commission a preliminary prospectus with respect to this offering. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering will be made only by means of a prospectus. Copies of the preliminary prospectus relating to this offering may be obtained from:

Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, telephone: 1-866-718-1649 or email prospectus@morganstanley.com; BofA Merrill Lynch, 4 World Financial Center, New York, NY 10080, Attn: Prospectus Department or email dg.prospectus_requests@baml.com; Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com; or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone: 1-866-803-9204.

About LPL Financial

LPL Financial, a wholly owned subsidiary of LPL Investment Holdings Inc. (NASDAQ: LPLA), is an independent broker-dealer. LPL Financial offers proprietary technology, comprehensive clearing and compliance services, practice management programs and training, and independent research to more than 12,900 financial advisors and approximately 680 financial institutions. In addition, LPL Financial supports over 4,400 financial advisors licensed with insurance companies by providing customized clearing, advisory platforms and technology solutions. LPL Financial and its affiliates have over 2,700 employees with headquarters in Boston, Charlotte, and San Diego.

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LPLA-C

LPL Financial Media Contact Michael Herley Kekst and Company (212) 521-4897 michael-herley@kekst.com	Investor Relations Trap Kloman LPL Financial (617) 897-4574 investor.relations@lpl.com

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